Amendment Agreement

This Amendment Agreement (hereinafter referred to as "this Agreement") is entered into on December 17, 2024 (hereinafter referred to as the “Execution Date”) by and among the following parties:

1.
Party A: MICO Co., Ltd. (hereinafter referred to as “Party A”)
Address: 53, Mosan-ro, Daedeok-myeon, Anseong-si, Gyeonggi-do, Republic of Korea
2.
Party B: Mainstream Holdings LLC (hereinafter referred to as “Party B”)
Address: Unit 11-B-05, 11th Floor, Yulchon Building, 20, International Finance Road, Yeouido-dong, Yeongdeungpo-gu, Seoul, Republic of Korea
3.
Party C: DAYLI TRINITY HOLDINGS, Ltd. (hereinafter referred to as “Party C”)
Address: 15th Floor, Aju Building, 201, Teheran-ro, Gangnam-gu, Seoul, Republic of Korea

(Hereinafter collectively referred to as the “Parties”).

Recitals

1.
Party A and Party B entered into a Price Return Swap Agreement (hereinafter referred to as the “Existing Price Return Swap Agreement”) on December 20, 2023, concerning 4,800 units (representing 100% equity interest) issued by MICO IVD HOLDINGS, LLC, a corporation established under the laws of the State of Delaware, USA (hereinafter referred to as the “Underlying Asset”). In connection with this, Party A also entered into a Share Pledge Agreement (hereinafter referred to as the “Existing Share Pledge Agreement”) to secure all obligations, debts, and liabilities owed or to be owed by Party A to Party B under the Existing Price Return Swap Agreement.
2.
The Parties agree to amend the Existing Price Return Swap Agreement and the Existing Share Pledge Agreement as follows.
3.
Terms used in this Agreement shall have the same meanings as defined in the Existing Price Return Swap Agreement and the Existing Share Pledge Agreement unless otherwise defined herein or interpreted differently in context.

Article 1: Transfer of Ownership of the Underlying Asset

Party B shall transfer the ownership of the Underlying Asset owned by Party B to Party C. The transfer price of the Underlying Asset shall be KRW 15,000,000,000, and the completion date of the ownership transfer shall be December 20, 2024. Specific details regarding the ownership transfer shall be governed by a separate Share Purchase Agreement (hereinafter referred to as the “Underlying Asset Sale Agreement”) executed between Party B and Party C.

Article 2: Assignment of Rights and Obligations

Party B shall assign all rights, obligations, and contractual positions that Party B holds under the Existing Price Return Swap Agreement and the Existing Share Pledge Agreement (excluding the rights and obligations that are scheduled to be extinguished under this Agreement) to Party C, and Party C shall accept such assignment. Party A consents to this assignment, provided that the Underlying Asset Sale Agreement is executed and the ownership transfer of the Underlying Asset under such agreement is completed. Consequently, the parties to the Existing Price Return Swap Agreement and the Existing Share Pledge Agreement shall be changed to Party A and Party C.

Article 3: Settlement to Party B

1.
Party A shall pay Party B the difference (hereinafter referred to as the “Settlement Difference”) between the Settlement Reference Amount and the Principal Amount subject to settlement, calculated according to the formula below, totaling KRW [1,496,025,151], on the same day the transfer of ownership of the underlying asset is completed under the Underlying Asset Sale Agreement.

Settlement Difference = Principal Amount subject to settlement × 0.1 × (Number of elapsed days from December 21, 2023, to the completion date of ownership transfer under the Underlying Asset Sale Agreement) / 365 (or 366 for a leap year)

2.
Party A shall pay Party B an early settlement fee (hereinafter referred to as the “Early Settlement Fee”), calculated according to the formula below, totaling KRW [983,606], on the same day the transfer of ownership of the underlying asset is completed under the Underlying Asset Sale Agreement.

Early Settlement Fee = Principal Amount subject to settlement × 0.8% × (Number of remaining days from the completion date of ownership transfer under the Underlying Asset Sale Agreement to maturity) / 365 (or 366 for a leap year)

3.
Extinguishment of Rights and Obligations under this Article
The payment of the Settlement Difference and the Early Settlement Fee under this Article shall result in the complete extinguishment of all rights and obligations between Party A and Party B under the Existing Price Return Swap Agreement. For clarity, no additional amounts shall be settled between Party A and Party B beyond the amounts specified in this Article.

Article 4: Amendments to Certain Provisions of the Existing Agreement

1.
Modification of Article 1 (Definitions) in the Existing Price Return Swap Agreement
Party A and Party C agree to amend the definitions of “Maturity Date,” “Settlement Reference Amount,” and “Put Option Settlement Reference Amount” in Article 1 of the Existing Price Return Swap Agreement as follows:
o
Maturity Date: The date falling 24 months from the Effective Date of the agreement (i.e., December 21, 2025), provided that if such date is not a Business Day, the next succeeding Business Day shall apply.
o
Settlement Reference Amount:
Principal Amount subject to settlement + (Principal Amount subject to settlement × 0.0895 × Number of elapsed days from the day following the completion date of ownership transfer under the Underlying Asset Sale Agreement to the payment date of the Settlement Amount) / 365 (or 366 for a leap year)
o
Put Option Settlement Reference Amount:
Principal Amount subject to settlement + (Principal Amount subject to settlement × 0.0895 × Number of elapsed days from the day following the completion date of ownership transfer under the Underlying Asset Sale Agreement to the payment date of the Put Option Settlement Amount) / 365 (or 366 for a leap year)
2.
Modification of Article 9, Paragraph 4 in the Existing Price Return Swap Agreement
Party A and Party C agree to amend Paragraph 4 of Article 9 in the Existing Price Return Swap Agreement as follows:

If, on any of the following collateral evaluation dates—namely, the completion date of the ownership transfer of the Underlying Asset, March 20, 2025, June 20, 2025, and September 20, 2025 (or, if any such date is not a Trading Day, the next succeeding Trading Day, hereinafter referred to individually as the “Regular Collateral Evaluation Date”)—the value of the total collateral based on the closing price of the Collateral Shares on the Regular Collateral Evaluation Date (hereinafter referred to as the “Regular Collateral Evaluation Amount”) falls below the Collateral Threshold Amount, Party A shall, within three (3) Business Days from the Regular Collateral Evaluation Date, provide additional Collateral Shares (hereinafter referred to as “Regular Additional Collateral”) equivalent to the amount of the shortfall (hereinafter referred to as the “Regular Collateral Evaluation Shortfall”) by adding such Collateral Shares to the existing collateral. For clarity, the number of Collateral Shares to be provided as Regular Additional Collateral shall be calculated by dividing the Regular Collateral Evaluation Shortfall by the closing price of the Collateral Shares on the Regular Collateral Evaluation Date, rounded up to the nearest whole number. Furthermore, even if the Regular Collateral Evaluation Amount exceeds the Collateral Threshold Amount, any previously provided collateral shall not be returned.

3.
Amendment to Article 6, Paragraph 3 of the Existing Share Pledge Agreement
Party A and Party C agree to amend Paragraph 3 of Article 6 in the Existing Share Pledge Agreement as follows:

If, on any of the following collateral evaluation dates—namely, the completion date of the ownership transfer of the Underlying Asset, March 20, 2025, June 20, 2025, and September 20, 2025 (or, if any such date is not a Trading Day, the next succeeding Trading Day, hereinafter referred to individually as the “Regular Collateral Evaluation Date”)—the value of the total collateral based on the closing price of the Collateral Shares on the Regular Collateral Evaluation Date (hereinafter referred to as the “Regular Collateral Evaluation Amount”) falls below the Collateral Threshold Amount, the pledgor shall, within three (3) Business Days from the Regular Collateral Evaluation Date, establish a pledge in favor of the pledgee on additional Collateral Shares equivalent to the amount of the shortfall (hereinafter referred to as the “Regular Collateral Evaluation Shortfall”) in accordance with the terms and format of this Share Pledge Agreement, and the pledgee shall accept such pledge. For clarity, the number of additional Collateral Shares pledged under this Article shall be calculated by dividing the Regular Collateral Evaluation Shortfall by the closing price of the Collateral Shares on the Regular Collateral Evaluation Date, rounded up to the nearest whole number.

4.
Amendment to the Notification Address and Contact Information in Article 13, Paragraph 1 of the Existing Price Return Swap Agreement
Party A and Party C agree to amend the notification address and contact information set forth in Article 13, Paragraph 1 of the Existing Price Return Swap Agreement as follows:

MICO Co., Ltd.
Attention: Daero Jeong
Address: 68, Dongtan Industrial Complex 2-gil, Hwaseong-si, Gyeonggi-do
Phone:

Fax:
Email:

DAYLI TRINITY HOLDINGS, Ltd.
Attention: Wonyong Park
Address: 15th Floor, Aju Building, 201, Teheran-ro, Gangnam-gu, Seoul
Phone:
Fax:
Email:

5.
Deletion of Article 5, Paragraph 1 of the Existing Price Return Swap Agreement
Party A and Party C agree to delete Article 5, Paragraph 1 of the Existing Price Return Swap Agreement.

Article 5: General Provisions

1.
In the event of any conflict between the Existing Price Return Swap Agreement, the Existing Share Pledge Agreement, and this Agreement, this Agreement shall prevail. Matters not amended by this Agreement shall be governed by the Existing Price Return Swap Agreement and the Existing Share Pledge Agreement, provided that they do not conflict with the intent of this Agreement.
2.
This Agreement shall retroactively lose its effect if the ownership transfer of the Underlying Asset under the Underlying Asset Sale Agreement is not completed by December 20, 2024.

[This section is intentionally left blank for signatures]

In Witness Whereof, the Parties have executed this Agreement as of the date first written above, in three (3) copies, each Party retaining one copy, as evidence of their agreement to the foregoing terms.

“Party A”

/s/ Seokyun Lee
Company Name: MICO Co., Ltd.
Representative: Seokyun Lee, CEO (Seal)

“Party B”

/s/ Changhee Kim
Company Name: Mainstream Holdings LLC
Representative: Changhee Kim, Director (Seal)

“Party C”

/s/ Wonyong Park
Company Name: DAYLI TRINITY HOLDINGS, Ltd.
Representative: Wonyong Park, Director (Seal)